EXHIBIT D

                            UIL HOLDINGS CORPORATION
                           PERFORMANCE SHARE AGREEMENT
                                       FOR
                             TSR PERFORMANCE SHARES

         THIS AWARD AGREEMENT (the "Award Agreement"), made as of June 17, 2004, by and between UIL HOLDINGS CORPORATION, a Connecticut corporation, having its principal place of business in New Haven, Connecticut (the "Company" or "UIL"), and LOUIS J. PAGLIA (the "Executive").

         WHEREAS, the Company has adopted the UIL Holdings Corporation CEO/CFO Long Term Incentive Program ("CEO/CFO LTIP"), a copy of which is annexed hereto, pursuant to the terms of the UIL Holdings Corporation Senior Executive Incentive Compensation Plan (the "SEICP") and UIL Holdings Corporation 1999 Amended and Restated Stock Plan (the "1999 Plan");

         WHEREAS, pursuant to the terms of the CEO/CFO LTIP, the SEICP, and the 1999 Plan, the Compensation and Executive Development Committee of the Company's Board of Directors (the "CEDC") has granted to the Executive an Award of Performance Shares; and

         WHEREAS, the Company and the Executive wish to evidence the terms and conditions governing the Performance Awards in this Award Agreement;

         NOW THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto mutually covenant and agree as follows:

1. Grant of Performance Shares. The CEDC hereby makes a preliminary award to the Executive of 9,705 Performance Shares ("Target Shares"), payment of which is dependent upon the Company's achievement, at 100% of `target', of certain Performance Goals more fully described in Section 2 of this Award Agreement and under the terms of the CEO/CFO LTIP, with a maximum Award of up to 19,410 Performance Shares possible based upon the Company's achievement of the Performance Goals at or above the designated maximum level. The actual number of Performance Shares finally awarded to the Executive, if any, shall be determined by the CEDC, in accordance with the terms and conditions of the CEO/CFO LTIP, and its determination shall be conclusive and binding.

2. Performance Goals. The final number of Performance Shares to be awarded to the Executive (the "Final Payout"), if any, under this Award Agreement shall be determined based on the relative total shareholder return percentile achieved by the Company as compared against an established group of comparable companies selected by the CEDC (the "Pre-Set TSR Goal") for the period extending from April 1, 2004 through December 31, 2006 (the "Performance Period"). Achievement of the Pre-Set TSR Goal will authorize the CEDC to award a maximum Final Payout at 135% of the Presumed Payout specified in the following grid, but not in excess of 200% of the target number of Performance Shares, with the minimum final payout to be no less than 65% of the Presumed Payout set forth in the following grid:

------------------- ---------------- -------------------- --------------------
UIL TSR Percentile   Minimum Award   Presumed Payout as %     Maximum Award
     Achieved       Payable as % of    of Target Shares    Authorized as % of
                     Target Shares                            Target Shares
------------------- ---------------- -------------------- --------------------
  Less than 20th           0%                 0%                   0%
------------------- ---------------- -------------------- --------------------
       40th               52%                 80%                 108%
------------------- ---------------- -------------------- --------------------
       50th               65%                100%                 135%
------------------- ---------------- -------------------- --------------------
       60th               78%                120%                 162%
------------------- ---------------- -------------------- --------------------
       80th               130%               200%                 200%
------------------- ---------------- -------------------- --------------------
                     Interim percentages to be interpolated.

In determining the Final Payout, the CEDC shall have the discretion to increase or decrease the Presumed Payout by up to 35%, but the Final Payout may not exceed the applicable percentages specified in the "Maximum" column based on actual achievement of the Pre-Set TSR Goal. The CEDC will exercise this discretion in determining the Final Payout based on its assessment of the Company's performance as compared to the general stock market and/or comparable companies, business conditions affecting such performance, and other considerations deemed relevant by the CEDC. It is understood that there is no promise or commitment, express or implied, that the Final Payout will exceed or equal the Presumed Payout. In no event will the aggregate value of the Performance Shares that have become earned and payable hereunder (after giving effect to any forfeiture applicable under Section 3 below) exceed the limit set forth in Section 4.5 of the CEO/CFO LTIP document and all other applicable limits thereunder and under the 1999 Plan and SEICP.

3. Vesting; Payment. Except as otherwise provided in this Section, the Executive must remain continuously employed by the Company or one of its subsidiaries at all times during the Performance Period to earn any Performance Shares under this Award Agreement.

3.1. If the Executive remains continuously employed by the Company (or one of its subsidiaries) through December 31, 2006, and no Change in Control has occurred by that date, then the Executive shall fully vest in his Performance Shares as of the last day of the Performance Period. The CEDC shall determine the extent of achievement of the Pre-Set TSR Goal as of such date, and shall determine the final award of Performance Shares to be paid to the Executive in accordance with Section 2 of this Agreement.

3.2. If the Executive's employment with the Company and all of its subsidiaries terminates prior to December 31, 2006 due to his death, disability or retirement on or after age 65, and prior to a Change in Control, actual performance will be measured up to and including the date of the Executive's termination of employment, and the Final Payout determined in accordance with Section 2 (but using the termination date for measuring the extent of achievement of the Pre-Set TSR) will be prorated by multiplying the number of Performance Shares so determined by a fraction the numerator of which is the number of days that have elapsed from January 1, 2004 through the Executive's date of termination and the denominator of which is 1096. In such case, the Executive's right to receive any Performance Shares in excess of the pro rata portion determined under this
Section 3.2 will be forfeited as of the date of such termination.

                  For purposes of this Award Agreement, the Executive shall be considered "disabled" if he or she is entitled to a disability pension or allowance under the Company's disability plan.

3.3. If the Executive's employment with the Company and its subsidiaries terminates prior to the end of the Performance Period for any reason other than his death, disability or retirement on or after age 65, and prior to a Change in Control, the Executive shall forfeit the right to receive any Performance Shares under this Award Agreement as of the date of such termination.

3.4. Notwithstanding any provision of this Agreement to the contrary, in the event of a Change in Control of the Company or The United Illuminating Company during the Performance Period, the Executive will be deemed to be fully vested as of the CIC Vesting Date, and shall be awarded that number of Performance Shares that shall be determined by the CEDC in accordance with Section 2, but using the Change in Control Vesting Date for measuring the extent of achievement of the Pre-Set TSR and, for this purpose, using for the final value of a Company Share the higher of the per share price actually paid in the transaction constituting the Change in Control or the average of the high and low sales prices of the Company Shares on the Change in Control Vesting Date, provided that the Executive is continuously employed by the Company or one of its Subsidiaries at all times from the date of this Award Agreement through the date of the Change in Control.

3.5. The final number of Performance Shares to which the Executive is entitled pursuant to this Award Agreement, if any, shall be paid and settled in actual Shares of Company stock (at a rate of one Share for each Performance Share to be paid out), up to a maximum of 30,275 Performance Shares, such Shares to be drawn from the 1999 Plan and deemed also to be awarded under the SEICP, with any excess Performance Shares being paid in cash as amounts awarded under the SEICP.


                                     - 2 -
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In the case of any non-deferred Performance Shares, such payments will be made as soon as practicable following the CEDC's determination of the applicable number of Performance Shares earned by the Executive pursuant to Section 2 and 3 hereof, but in no event later than thirty (30) days following the applicable Entitlement Date.

3.6. The settlement of any Performance Shares that become payable upon or after the Executive's death shall be paid to the Executive's beneficiary or beneficiaries if any have been designated for the receipt of such Performance Awards ("Beneficiary" or "Beneficiaries", as applicable), otherwise to the legal representative of the Executive's estate.

3.7. Notwithstanding any provision in this Award Agreement to the contrary, to the extent permitted by applicable law the Executive may elect to defer settlement of the Shares that otherwise would be payable to him or her in settlement of any Performance Shares earned hereunder in accordance with the provisions of the UIL Holdings Corporation Deferred Compensation Plan, as amended from time to time (the "Deferred Compensation Plan"), or any successor or substitute plan, except to the extent that the Shares would be deemed constructively received by the Executive (for federal income tax purposes) despite such deferral.

3.8. The Company is authorized to withhold from the settlement made for any Performance Shares earned under this Award Agreement the amount (in cash, Shares, other securities, other Awards, or other property) of all applicable withholding taxes due in respect of the Shares payable in settlement of such Performance Shares, and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Company will withhold cash amounts payable in settlement of Performance Shares to the extent such cash is available to fully satisfy any mandatory withholding obligations, and will then withhold Shares deliverable in settlement of Performance Shares, except that Executive may elect, at least 90 days before the applicable withholding date, to pay the withholding amount that would be satisfied by withholding of Shares by making other arrangements satisfactory to the Company to meet the mandatory withholding obligations.

4. Retention of Performance Shares. All Shares paid to the Executive in settlement of the Performance Shares earned under this Award Agreement will be subject to retention requirements set forth in this Section. The Executive will be required to retain ownership of a number of Shares having a value equal to fifty percent (50%) of the aggregate after-tax value of all Shares and cash received by him in settlement of Performance Shares under this Award Agreement or which would have been received but for an election to defer, for a period of at least three years from the date he receives such Shares. For this purpose, after-tax value will be calculated as though no deferral took place. This requirement will lapse upon the Executive's retirement or termination of service. For purposes of this Section 4, all values will be determined as of the date the Executive receives payment of the Shares in settlement of the Performance Shares earned hereunder. The Company may affix a restrictive legend to share certificates and retain custody of share certificates to give effect to this restriction, and the CEDC may take into consideration any failure to abide by this restriction in determining future incentive awards and other discretionary compensation of the Executive.

5. Incorporation by Reference. This Award Agreement is subject in all respects to the terms and provisions of the SEICP, 1999 Plan and CEO/CFO LTIP (the "formal program documents"), all of which terms and provisions are made a part of and incorporated in this Award Agreement as if they were each expressly set forth herein. The Executive hereby acknowledges receipt of a true copy of the formal program documents, and that he has read these documents carefully and fully understands their content. In the event of any conflict between the terms of this Award Agreement and the terms of the formal program documents, the formal program documents shall control.

6. Definitions. Any capitalized term not defined in this Award Agreement shall have the same meaning as is ascribed thereto under the Plan. For purposes of this Award Agreement, the following terms shall have the meanings set forth below:

6.1. "Board" shall mean the Board of Directors of the Company.

6.2. "Breach by the Company" and "Cause" shall each have the same meanings ascribed thereto in the Employment Agreement by and between the Executive and UIL Holdings Corporation, dated as of November 8, 2004.

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6.3. "Change in Control" shall have the same meaning ascribed thereto in the
UIL Holdings Corporation Change in Control Severance Plan II.

6.4. "CIC Vesting Date" shall mean the closing date of the transaction that will constitute a Change in Control.

6.5. "Entitlement Date" shall mean the earliest of the following dates: (a) the Executive's termination due to death, disability or retirement on or after age 65; or (b) the CIC Vesting Date; or (c) December 31, 2006.

6.6. "Performance Period" shall mean the period commencing on April 1, 2004 and ending on December 31, 2006.

6.7. "Shares" mean shares of UIL Holdings Corporation common stock.

7. No Shareholder or Dividend Rights. Prior to the date Shares are paid in settlement of any Performance Shares, the Executive will have no right to dividends and will have no voting or other rights on account of the Performance Shares awarded by this Award Agreement. The Executive's rights to dividend equivalents on deferred Shares, if any, will be as specified under the Deferred Compensation Plan.

8. Transferability. The Performance Shares awarded pursuant to this Award Agreement, and any rights or interests therein may not be sold, exchanged, transferred, assigned or otherwise disposed of in any way at any time by the Executive (or any Beneficiary(ies) of the Executive), other than by designation of Beneficiary(ies) as permitted hereunder or by testamentary disposition by the Executive or the laws of descent and distribution. The Performance Shares shall not be pledged, encumbered or otherwise hypothecated in any way at any time by the Executive (or any Beneficiary(ies) of the Executive) and shall not be subject to execution, attachment or similar legal process. Any attempt to sell, exchange, pledge, transfer, assign, encumber or otherwise dispose of or hypothecate the Performance Shares, or the levy of any execution, attachment or similar legal process upon the Performance Shares, contrary to the terms of this Award Agreement and/or the Plan shall be null and void and without legal force or effect.

9. Adjustments. The CEDC is authorized to make adjustments in the number, terms and conditions of the Performance Shares and related Performance Goals in recognition of unusual or nonrecurring events, including stock splits, stock dividends, reorganizations, mergers, consolidations, large, special and non-recurring dividends, and acquisitions and dispositions of businesses and assets, affecting the Company ("Company Transactions") and its subsidiaries or other business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the CEDC's assessment of the business strategy of the Company; provided, however, that no such adjustment shall be authorized or made if and to the extent that the existence or exercise of such authority (i) would cause the Performance Shares hereunder to fail to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code and regulations thereunder, or (ii) would cause the CEDC to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the Performance Goals relating to an authorized Performance Award. The number and kind of Performance Shares subject to this Award Agreement and relevant information relating to the determination of the Pre-Set TSR Goal shall be adjusted upon the occurrence of a Company Transaction that affects the Shares in order to prevent dilution and enlargement of the rights of the Executive under the Program.

10. Entire Agreement. This Award Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.

11. Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut and applicable federal law.

                                     - 4 -
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12. Binding Effect. The provisions of this Award Agreement are binding upon and inure to the benefit of the Company, its successors and assigns, and the Executive and the Executive's guardians and Beneficiary(ies).

         IN WITNESS WHEREOF, the parties have executed this Award Agreement on the dates set forth below.

                                         UIL HOLDINGS CORPORATION



Date:  November 8, 2004                  By /s/ Nathaniel D. Woodson
       --------------------                 ---------------------------
                                         Its President, Chairman of the
                                         Board of Directors and
Grant of Performance Shares on           Chief Executive Officer
foregoing terms acknowledged.

Date:  November 8, 2004                  /s/ Louis J. Paglia
       --------------------              -------------------
                                         Louis J. Paglia